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                                    EXHIBIT 5








                                October 18, 1996


In Focus Systems Inc.
27700B S.W. Parkway Avenue
Wilsonville, Oregon 97070


Gentlemen:


     We have acted as counsel for In Focus Systems, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 600,000 shares of common stock, (the "Shares") of the Company issuable under the In Focus Systems, Inc. 1988 Combination Stock Option Plan, as amended, and the In Focus Systems, Inc. Directors' Stock Option Plan, as amended (collectively, the "Option Plans").

     We have reviewed those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

     Based on the foregoing, it is our opinion that, under the corporate laws of the State of Oregon, the Shares offered and to be offered by the Company under the Option Plans have been duly authorized under the Amended and Restated Articles of Incorporation of the Company and, when issued by the Company pursuant to the respective terms of the Option Plans upon the exercise of the options granted and to be granted thereunder, and upon payment therefor, respectively, will be validly issued, fully paid and nonassessable securities of the Company.

     This opinion is dated as of the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under Item 5 in the Registration Statement.


Sincerely,

GARVEY, SCHUBERT & BARER